UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3, 2023

Transphorm, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41295	82-1858829
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Castilian Drive
Goleta, CA 93117
(Address of principal executive offices, including zip code)
(805) 456-1300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TGAN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Executive Incentive Compensation Plan

On August 3, 2023, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Transphorm, Inc. (the “Company”) approved the Company’s Executive Incentive Compensation Plan (the “Incentive Plan”).

The Incentive Plan allows the Company to provide incentive awards to employees selected by the administrator, including the Company’s named executive officers. Pursuant to the Incentive Plan, its administrator, in its sole discretion, may establish a target award for each participant and a bonus pool, with actual awards, payable from such bonus pool, which may be based on performance goals achieved during the applicable performance period. Any performance goals under the Incentive Plan are determined by the administrator, and may include, without limitation, goals relating to attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow or position; contract awards or backlog; corporate transactions; customer renewals or retention rates; earnings (which may include any calculation of earnings, such as earnings before interest, taxes, depreciation and amortization); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value in relation to an index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; business development; new product invention, innovation or development; number of customers; operating cash flow; operating expenses; operating income; operating margin; expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; contract value; and individual objectives. The performance goals may differ from participant to participant and from award to award.

Unless and until determined otherwise by the Board, the Incentive Plan is administered by the Committee. The administrator of the Incentive Plan may delegate its authority and powers under the Incentive Plan to one or more directors and/or officers of the Company, which delegation may be revoked at any time. The Board may administer the Incentive Plan concurrently with any committee designated to administer the Incentive Plan or revoke the delegation of some or all authority previously delegated. The administrator of the Incentive Plan, at any time prior to payment of the actual award, may increase, reduce, or eliminate a participant’s actual award, and/or increase, reduce, or eliminate the amount allocated to a bonus pool, based on such factors as it deems relevant. Actual awards generally will be paid in cash in a single lump sum, provided that the administrator has discretion to settle an actual award with the grant of an equity award pursuant to the Company’s applicable equity plan as may be in effect from time to time. To earn an actual award, a participant must be employed with the Company (or its subsidiaries or other affiliates, as applicable) through the date the actual award is paid unless otherwise determined by the administrator. Payment of an actual award generally will be made as soon as practicable after the end of the applicable performance period and after the actual award is approved by the administrator.

The administrator of the Incentive Plan has the authority to modify, amend, suspend, or terminate the Incentive Plan, or any part of the Incentive Plan, at any time, provided that such action does not materially impair or materially alter any rights or obligations of any actual award earned by a participant absent such participant’s consent.

The foregoing summary of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
10.1	Transphorm, Inc. Executive Incentive Compensation Plan
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSPHORM, INC.

Dated: August 8, 2023	By:	/s/ Cameron McAulay
Cameron McAulay
Chief Financial Officer